Exhibit 4.27

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

THE9 LIMITED

and

9CITY ASIA LIMITED

DATED

JULY 14, 2017

CONTENTS

CLAUSE

1.	Interpretation	1
2.	Sale and purchase	2
3.	Purchase price	3
4.	Completion	3
5.	Further assurance	3
6.	Assignment	3
7.	Entire agreement	4
8.	Variation and waiver	4
9.	Notices	4
10.	Severance	5
11.	Counterparts	5
12.	Governing law and jurisdiction	5

THIS AGREEMENT is dated July 14, 2017.

PARTIES

(1)	The9 Limited, a company incorporated in the Cayman Islands whose registered office is at c/o Collas Crill Corporate Services Limited, Floor 2, Willow House, Cricket Square, PO Box 709, Grand Cayman KY1-1107 Cayman Islands (the “Seller”).

(2)	9City Asia Limited, a company incorporated in Hong Kong whose registered office is at Level 23, One Island East, 18 Westlands Road, Quarry Bay, Hong Kong (the “Buyer”).

RECITAL

(A)	The Buyer is an indirect wholly-owned subsidiary of the Seller.

(B)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to and on the terms and conditions of this Agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Business Day: a day (other than a Saturday, Sunday or public holiday in Hong Kong) on which banks in the People’s Republic of China, Hong Kong or the Cayman Islands are open for business.

Company: Smartposting Co., Ltd., a company incorporated in the Republic of Korea whose registered office is at Smartposting Co., Ltd., 7th Floor, Reversante Bldg., 6, Bongeunsa-ro 86-gil (Samseong-dong), Gangnam-gu, Seoul, Republic of Korea.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Date: the date on which the last of the conditions set out in clause 4 is satisfied or waived in accordance with this Agreement (or any other date agreed between the parties hereto).

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 3.

Related Rights: in relation to the Sale Shares

(a)	any monies, proceeds, interests, dividends or other distributions paid or payable in respect of the Sale Shares;

(b)	any rights, monies or properties (including, where applicable, any shares, stocks, debentures, bonds or other securities or investments) accruing or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise, in each case, in respect of the Sale Shares).

Sale Shares: 145,500 ordinary shares of the Company, par value KRW500 per share.

1.2	References to clauses and Schedules are to the clauses of, and Schedules to, this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in the Companies Ordinance (Cap. 622 of the laws of Hong Kong).

1.6	A reference to writing or written includes fax but not email (unless otherwise expressly provided in this Agreement).

1.7	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.8	References to a document in agreed form is to that document in the form agreed by the parties and initialled by them or on their behalf for identification.

1.9	A reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

2.	SALE AND PURCHASE

The Seller shall sell and the Buyer shall buy the Sale Shares, together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.	PURCHASE PRICE

The Purchase Price is US$15 million.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date.

4.2	At Completion the Seller shall:

(a)	deliver to the Company an instrument of transfer with respect to the Shares duly executed by the Seller;

(b)	deliver to the Company the original share certificate representing the Shares for cancellation;

(c)	cause the Company to deliver to the Buyer a photocopy of a share certificate representing the Shares transferred to the Buyer upon the Closing (with the original share certificate to be delivered by the Company after the Closing); and

(d)	cause the Company to update the register of members of the Company to reflect the transaction contemplated hereunder.

4.3	At Completion the Buyer shall deliver a promissory note (the “Promissory Note”) substantially in the form attached hereto as Schedule 1 regarding the payment of the Purchase Price.

5.	FURTHER ASSURANCE

The Seller shall (at its own expense) promptly execute and deliver such documents, perform such acts and do such things as the Buyer may reasonably require from time to time for the purpose of giving full effect to this Agreement.

6.	ASSIGNMENT

This Agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of the other party.

7.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

8.	VARIATION AND WAIVER

8.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

8.2	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective if it is in writing.

8.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

9.	NOTICES

9.1	A notice given to a party under or in connection with this Agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post, recorded delivery or special delivery in each case to that party’s registered office, or sent by fax to that party’s main fax number (or to such other address or fax number as that party may notify to the other party in accordance with this Agreement).

9.2	Delivery of a notice is deemed to have taken place if delivered by hand, at the time the notice is left at the address, or if sent by fax, at the time of transmission, or if sent by post on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

9.3	This clause 9 does not apply to the service of any proceedings or other documents in any legal action.

10.	SEVERANCE

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of Hong Kong.

(Signature page follows)

This Agreement has been entered into on the date stated at the beginning of it.

Signed by for and on behalf of	/s/ George Lai
The9 Limited	Name: George Lai
Title: Chief Financial Officer and Director

[Signature page to Share Purchase Agreement]

Signed by for and on behalf of	/s/ Authorized Signatory
9City Asia Limited	Name: Authorized Signatory
Title: Director

[Signature page to Share Purchase Agreement]

Schedule 1

Form of Promissory Note

PROMISSORY NOTE

US$15,000,000	[●], 2016

1.        FOR VALUE RECEIVED, 9City Asia Limited, a company incorporated under the laws of Hong Kong (the “Maker”), hereby promises to pay to the order of The9 Limited, a limited liability company incorporated under the laws of the Cayman Islands (the “Payee”), in immediately available funds, the principal sum of US$15,000,000 (the “Face Value”).

2.        This Promissory Note shall be non-interest bearing.

3.        This Promissory Note is issued in respect of the purchase price payable by the Maker to the Payee in consideration of the Payee’s sale and transfer of certain shares of Smartposting Co., Ltd., a company incorporated in the Republic of Korea, to the Maker pursuant to that certain Share Purchase Agreement by and between the Payee and the Maker dated [●], 2017 (the “SPA”).

4.        The Face Value shall be due and payable upon demand by the Payee.

5.        The Face Value shall be paid by wire transfer in United States Dollar funds (or in funds of any other currency agreed to by the Payee) to a bank account designated in writing by the Payee or as otherwise agreed by the Maker and the Payee.

6.        This Promissory Note shall be governed by, and construed in accordance with, the laws of Hong Kong.

7.        This Promissory Note shall terminate:

(a)	upon the payment of the Face Value which shall be deemed as full satisfaction of the payment obligation under this Promissory Note pursuant to Section 5 hereof;

(b)	upon termination of the SPA in accordance with its terms; or

(c)	upon written agreement of the Maker and the Payee.

(Signature Page follows)

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first above written.

9City Asia Limited

By:
Name:
Title:

[Signature Page to Promissory Note]